Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion as an exhibit to the Annual Report on Form 10-K of Capital Southwest Corporation of our report dated May 31, 2018,  relating to the financial statements of TitanLiner, Inc. for the year ended December 31, 2017 We also consent to the incorporation by reference of said reports in the Registration Statements of Capital Southwest Corporation on Forms S-8 (File No. 333-207296, effective October 5, 2015; File No. 333-177433, effective October 21, 2011; File No. 333-177432, effective October 21, 2011; File No. 333-118681, effective August 31, 2004).

/s/ Weaver and Tidwell, L.L.P.

Fort Worth, Texas

June 5, 2018